EXHIBIT 99.1

EPL Announces Third Quarter 2012 Results

EPL Announces Completion of Shallow Water GOM Acquisition

Increases 2012 Production Guidance and Provides 2013 Outlook

NEW ORLEANS, Nov. 1, 2012 (GLOBE NEWSWIRE) -- EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the third quarter and first nine months of 2012. EPL also announced today the closing of the acquisition of shallow water Gulf of Mexico (GOM) shelf properties with 38.7 million barrels of equivalent (Mmboe) of proved reserves as of July 1, 2012, together with the closing of two related financing transactions to fund the acquisition: issuance of $300 million of 8.25% Senior Notes due 2018 and entry into an expanded $750 million credit facility with $425 million of revolver capacity.

Highlights

  First nine months 2012 EBITDAX of $190.4 million and net income of $34.7 million ($0.88 per share) respectively (see EBITDAX reconciliation in the tables)
  Third quarter 2012 oil production of 8,901 barrels (Bbls) per day (approximately 10,500 Bbls per day without the disruptions caused by Hurricane Isaac)
  2012 operational results through third quarter end include 20 successful development and exploration projects for a 91% success rate
  Transformative shallow water GOM acquisition closes: 38.7 Mmboe of proved reserves and PV10 of $842 million as of July 1, 2012, a 35% increase from EPL internal PV10 estimates at announcement (see Appendix for PV10 discussion)
  Funded by $300 million principal amount of 8.25% Senior Notes due 2018 and $205 million drawn on expanded credit facility. Substantial current liquidity of $220 million
  Pro Forma proved reserves as of July 1, 2012 estimated at 76.7 Mmboe and estimated PV10 of $2.1 billion using SEC pricing (see Appendix for PV10 discussion)
  Current total company oil production estimated at 15,500 Bbls per day, with 2012 exit rate expected to be at or above 16,000 Bbls per day
  2013 EBITDAX of $475 million to $525 million and free cash flow potential of $125 million reflected by projected 2013 EBITDAX expected to drive down acquisition revolver debt

Financial Results

Revenue for the third quarter and first nine months of 2012 was $86.7 million and $284.7 million, respectively. Revenue for the first nine months of 2012 increased 16% versus prior periods, resulting from significantly higher oil production averages and strong realized oil prices. Crude oil revenue comprised 95% of total revenue during the first nine months of 2012, reflecting the Company's focus on oil-weighted projects.

For the third quarter of 2012, EPL reported a net loss to common stockholders of $2.2 million, or $0.06 per share. The net loss for the third quarter of 2012 included $22.5 million ($14.3 million, net of deferred income taxes) of non-cash or non-recurring items, primarily non-cash unrealized loss on derivative instruments of $22.0 million ($14.0 million, net of deferred income taxes). Excluding the impact of these items, EPL's adjusted third quarter net income, a non-GAAP measure, would have been net income of $12.0 million, or $0.31 per diluted share.

For the third quarter of 2012, EBITDAX was $51.2 million and discretionary cash flow was $48.0 million, or $1.24 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the third quarter of 2012 was $54.4 million, compared with cash flow from operating activities of $43.7 million in the same quarter a year ago.

For the nine months ended September 30, 2012, net income was $34.7 million, or $0.88 per diluted share. The net income for the first nine months of 2012 included $17.7 million ($11.2 million, net of deferred income taxes) of non-cash and non-recurring items, mainly comprised of non-cash unrealized loss on derivative instruments of $8.1 million ($5.1 million, net of deferred income taxes) and $9.6 million of non-cash impairments and loss on abandonment activities ($6.1 million, net of deferred income taxes). The majority of these latter two items related to gas properties outside of the Company's focus areas. Excluding the impact of these items, EPL's adjusted net income for the first nine months of 2012, a non-GAAP measure, would have been net income of $45.9 million, or $1.17 per diluted share.

For the first nine months of 2012, EBITDAX and discretionary cash flow totaled $190.4 million and $180.3 million, respectively (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first nine months of 2012 was $162.6 million, compared to $105.9 million in 2011.

Gary C. Hanna, the Company's President and CEO, stated, "Our results for the first nine months of this year reflect the continuing execution of oil-focused development activities within our asset base, only tempered by storm effects. Oil production without the effects of Hurricane Isaac for the third quarter would have averaged approximately 10,500 Bbls per day, a new Company high. With the events of this storm season behind us, fourth quarter is projected to deliver materially higher performance from our existing assets.

"Yesterday we closed our transformative acquisition of additional shallow water GOM properties. This has acted to take our strong asset base to significantly higher production levels. With operations ongoing, we expect to exit the year at or above 16,000 Bbls of oil per day, with total company production around 22,500 boepd. Our newly acquired assets have high operating control, ease of integration, and numerous infield exploitation opportunities that augment our existing high quality inventory. As we look forward into next year and beyond, our outlook for the organic growth potential of our portfolio is strong."

Production and Price Realizations

Oil production for the third quarter of 2012 averaged 8,901 Bbls per day, which was above the upper end of the Company's revised third quarter guidance range. The production for the quarter was disrupted by Hurricane Isaac. EPL was shut in during the storm and experienced minimal property damage. Following the storm, EPL waited on various third party processing facilities to be operational to allow production to be restored. Without this storm impact, the production for the quarter would have totaled approximately 10,500 Bbls per day. Oil production for the quarter was comprised of 95% crude oil production and 5% natural gas liquids.

Natural gas production averaged 11.6 million cubic feet (Mmcf) per day, which was above the Company's third quarter guidance range. Without the impact of Hurricane Isaac, the production for the quarter would have totaled approximately 13 Mmcf per day. Natural gas production was down from third quarter 2011, as the Company has continued its focus on oil development opportunities which have higher revenue generation capability.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $105.35 per barrel for crude oil and $3.00 per thousand cubic feet (Mcf) of natural gas in the third quarter of 2012, compared to $107.99 per barrel of crude oil and $4.21 per Mcf of natural gas in the same quarter a year ago. The Company's crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Oil production for the first nine months of 2012 averaged 9,350 Bbls per day, comprised of 95% crude oil production and 5% natural gas liquids. Natural gas production averaged 14.4 Mmcf per day. Price realizations, all of which are stated before the impact of derivative instruments, averaged $110.25 per barrel for crude oil and $2.55 per Mcf of natural gas in the first nine months of 2012, compared to $108.51 per barrel of crude oil and $4.35 per Mcf of natural gas in the same period a year ago.

Operating Expenses

Lease operating expenses (LOE) for the third quarter of 2012 totaled $25.0 million, while general and administrative (G&A) expenses were $6.0 million. Reported LOE included $3.0 million associated with expenses due to Hurricane Isaac. G&A expenses included non-cash stock based compensation recorded in the third quarter of 2012 of $1.2 million.

LOE for the first nine months of 2012 totaled $62.1 million, while G&A expenses were $17.0 million for the same period. Reported G&A expenses for the first nine months of 2012 include non-cash stock based compensation of $3.5 million.

Capital Expenditures and Operations Update

Development and Exploration Activities

During the first nine months of 2012, capital expenditures on exploration and development activities totaled approximately $153.6 million, including $10.7 million of seismic purchases. 2012 operational results include 20 successful development and exploration projects for a 91% success rate. Major rig operations are ongoing, mainly executing additional development work, as well as opportunities within the Company's infield exploration drilling program. The Company will have at least three rigs executing operations for the majority of the quarter within its existing core field areas outside of the newly acquired Hilcorp assets. For full year 2012, EPL expects to spend approximately $226 million on its development and exploration activities. EPL has expanded its previously announced $217 million budget to include newly presented well opportunities in the non-operated areas of South Pass 49 and the Main Pass area, which are currently being executed by the operators of these properties, Energy XXI and Apache Corporation, respectively.

Hanna continued, "We remain encouraged by the performance of our asset base and our ability to drive organic production and reserve growth through our acquire and exploit strategy. Our high success rate since 2009 is indicative of the low-risk nature of our infield development and exploration program. Our technical teams have quickly moved to unlock the upside potential of our expanded drilling portfolio targeting oil reserves and their efforts are continuing to bear fruit. Based on our 91% success rate to date this year, internal projections show that we have organically replaced our production withdrawals, with additional high impact projects to be executed before year-end."

Lease Sale Results

As previously announced, EPL was the high bidder on six leases at the Central Gulf of Mexico Lease Sale 216/222 held in June 2012 in New Orleans, Louisiana. EPL's share of the high bids totaled $7.0 million and all leases have been awarded to the Company. The six lease blocks cover a total of 27,148 acres on a net and gross basis and are all located in the shallow Gulf of Mexico Shelf within the Company's core area of operations. The six leases include three leases within the Main Pass area, two within the West Delta area, and one adjacent to our South Timbalier 41 field. The awarded leases are consistent with the Company's acquisition and organic growth strategy as the leases contain oily prospects that enhance EPL's existing portfolio and were identified with the aid of a regional study.

P&A & Decommissioning

The Company continues to proactively spend on abandonment and decommissioning of its idle infrastructure, which will serve to reduce future maintenance and insurance costs. The Company spent approximately $28 million in the first nine months of 2012 on plugging and abandonment and other decommissioning activities. The 2012 program has plugged and abandoned 96 wells and performed 45 jacket and 4 platform removals to date. EPL plans to spend approximately $8 million more in its program before year-end and expects to have abandoned 108 wells and removed 45 jackets and 10 platforms in total for the year.

Shallow Water GOM Acquisition Closing

On October 31, 2012, EPL closed on its previously announced acquisition of certain shallow water GOM shelf oil and natural gas interests from Hilcorp Energy GOM Holdings, LLC (Hilcorp) for $550 million in cash (Hilcorp Acquisition), subject to customary closing adjustments to reflect an economic effective date of July 1, 2012.

The assets are currently producing approximately 10,000 barrels of oil equivalent (boe) per day, about 50% of which are oil. Estimated proved reserves as of the July 1, 2012 economic effective date as evaluated by W. D. Von Gonten & Co. totaled approximately 38.7 million boe, of which 49% were oil, and 59% were proved developed reserves. The properties include three fields that Hilcorp had acquired from Chevron Corporation in Ship Shoal Block 208, South Pass 78 and South Marsh Island 239, which are all on the Central GOM shelf in the vicinity of EPL's existing core field areas. These three fields account for 73% of the current proved reserves and 91% of the total proved PV10 value estimated at $842 million using SEC prices as of July 1, 2012 (see discussion of PV10 in appendix). The acquisition purchase price of $550 million is 65% of the $842 million PV10 value. The currently estimated asset retirement obligation to be assumed by EPL in the acquisition is expected to total approximately $129 million.

Pro forma for the Hilcorp Acquisition, estimated proved reserves approximately double to 76.7 Mmboe with a combined PV10 of $2.1 billion using SEC pricing as of July 1, 2012. This pro forma estimate is based on the W. D. Von Gonten & Co. report for the Hilcorp properties and the Company's internal roll-forward estimate of its pre-acquisition reserves to July 1, 2012. (See discussion of PV10 in Appendix). Of these pro forma proved reserves, 60% were oil and 74% were proved developed reserves. Pro forma for the acquisition, EPL's leasehold acreage as of July 1, 2012 also expands significantly from 181,601 to 330,967 net acres, with shallow and deep potential existing throughout the diversified asset base.

Hanna commented, "This is the fourth acquisition we have made since 2011, and it is the most transformational. This accretive acquisition provides scale and diversification while continuing to focus the value of our Company in the Central gulf, which is the most prolific, oil bearing region of the GOM. These underdeveloped, legacy Chevron assets allow us to leverage our proven strengths as an efficient exploiter of shallow water shelf fields. It provides us with high operating control, expanded access to infrastructure, and extensive acreage with significant exploitation potential.

"The operational integration of these assets is under way, with strategic plans in place to reduce operating costs and optimize production. Meanwhile, we are taking the necessary technical step to reprocess the 3-D seismic in these underworked areas. In short order, this technical effort is expected to result in new executable drilling opportunities with substantial upside that will enhance the already robust identified inventory. Looking forward, we have expanded the budget for 2013 to $300 million to include lower risk infield development and exploration drilling opportunities from our expanded prospect inventory. As we have demonstrated with our three prior acquisitions, we will prudently work to unlock the significant exploitation and exploration potential of this underdeveloped asset base."

Liquidity and Capital Resources

As of September 30, 2012, the Company had unrestricted cash on hand of $7.3 million after $55 million of available cash was used to fund the deposit required by the purchase and sale agreement of the previously announced Hilcorp Acquisition. In addition to using cash on hand, on October 31, 2012, EPL closed on the Hilcorp Acquisition using the net proceeds from the sale of $300 million in aggregate principal amount of 8.25% senior notes due 2018 (Senior Notes) and borrowings of $205 million under an expanded senior credit facility.

The Offering

On October 31, 2012, the Company received the proceeds from its previously announced offering of $300 million of Senior Notes. After deducting the initial purchasers' discount and estimated offering expenses, the Company realized net proceeds of approximately $288.4 million to fund a portion of the Hilcorp Acquisition. The notes issued are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis, by each of EPL's existing material direct and indirect subsidiaries. The Senior Notes bear interest from August 15, 2012 at an annual rate of 8.25% with interest due semi-annually, in arrears on February 15th and August 15th of each year commencing on February 15, 2013. The notes mature on February 15, 2018.

The notes were offered in a private placement only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or to persons outside of the United States in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Expanded Senior Credit Facility

Concurrently with the closing of the Hilcorp Acquisition, EPL also entered into an expanded $750 million revolving credit facility with a syndicate of lenders. The new revolving credit facility has a four-year term with an initial borrowing base of $425 million and is secured by substantially all of the Company's producing properties. In October 2012, EPL borrowed $205 million under the Senior Credit Facility to fund a portion of the purchase price and related expenses of the Hilcorp Acquisition. The Company has substantial liquidity following the closing of the Hilcorp Acquisition of $220 million.

Borrowings under the credit facility will bear interest ranging from a base rate plus a margin of 0.75% to 1.75% on base rate borrowings and LIBOR plus a margin of 1.75% to 2.75% on LIBOR borrowings. The new facility expands the Company's prior revolving credit agreement, which had a $200 million borrowing base at the time it was amended. BMO Capital Markets acted as lead arranger for the new facility, and Bank of Montreal is the administrative agent.

Hanna commented, "Post transaction, our liquidity is strong and our debt levels will reduce substantially through generation of free cash flow which we plan to use to pay off borrowings under our credit facility. Using our $300 million capital spend for 2013, our projections show, with prevailing prices and our significant hedging, we should generate 2013 EBITDAX in the range of $475 to $525 million. By the end of 2013, we expect to generate $125 million of free cash flow which could reduce our revolver borrowings and within 18 months we should have the revolver completely repaid. This debt repayment plan should return debt levels to 1.2x debt to EBITDAX by end of year 2013, which is close to our targeted range of 1.0x."

Hedging Update

The Company has continued to layer in additional downside protection in the form of swaps and collars for 2013 to protect its cash flow. In addition to its significant 2013 oil hedge position on its existing assets, the Company is in the process of hedging 80% of the forecasted production for the Hilcorp Acquisition through 2015, with all hedges complete for 2013.

For full year 2013, EPL has a total of 8,107 Bbls of oil per day hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $106.10 per Bbl. For full year 2013, EPL has a total of 9,562 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $3.51 per Bbl. Hedges for 2014 are underway, with a total of 1,247 Bbls of oil per day hedged using Brent swaps at a fixed price averaging $100.22 per Bbl and 5,000 Mcf of natural gas per day hedged using swaps at a fixed price averaging $4.01 per Bbl.

Share Repurchase Program

In August 2011, the Board of Directors authorized a program for the repurchase of EPL's outstanding common stock for up to an aggregate cash purchase price of $20.0 million and increased the program to $40.0 million in May 2012. Under the program, the Company has repurchased 1,465,300 shares at an aggregate cash purchase price of approximately $20.1 million, including 446,300 shares purchased for approximately $7.3 million during 2012. Such shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and our employee benefit plans. The repurchases have been, and will be, carried out in accordance with certain volume, timing and price constraints imposed by the SEC's rules applicable to such transactions. The amount, timing and price of purchases otherwise depend on market conditions and other factors. The Company has not repurchased any shares under this program since August 2012.

Fourth Quarter and Full Year 2012 Guidance

The guidance below includes the effects of the Hilcorp Acquisition which closed on October 31, 2012, with the accounting for the combined Company, to begin November 1, 2012.

ESTIMATED 2012 EBITDAX RANGE: $275 million to $285 million
ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES
Net Production (per day)	4Q 2012			Full Year 2012			2012 Exit Rate
Oil, including NGLs (Bbls)	13,000	-	14,000	10,250	-	10,500	16,000
Natural gas (Mcf)	23,000	-	27,000	16,500	-	17,500	39,000
Boe	16,833	-	18,500	13,000	-	13,500	22,500
% Oil, including NGLs (using midpoint of guidance)	76%			78%			71%

Swap Contracted Oil Volume
Oil (barrels)	5,390			4,134
% of Oil swap contracted	41%	-	39%	40%	-	39%
% of Boe swap contracted	32%	-	29%	32%	-	31%
Average Swap Price Level	$107.10			$103.11

ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$ 31.0	-	$ 33.0	$ 92.0	-	$ 95.0
General & Administrative (cash and non-cash)	$ 6.2	-	$ 6.7	$ 23.0	-	$ 23.5
Taxes, other than on earnings (% of revenue)	3%	-	5%	3%	-	5%
Exploration Expense, including seismic costs	$ 3	-	$ 6	$ 21	-	$ 24
DD&A ($/Boe)	$ 22.00	-	$ 25.00	$ 22.00	-	$ 25.00
Interest Expense (including amortization of discount and deferred financing costs)	$ 12.5	-	$ 13.0	$ 27.5	-	$ 28.0

Preliminary 2013 Outlook

ESTIMATED 2013 EBITDAX RANGE: $475 million to $525 million
ESTIMATED PRODUCTION

Net Production (per day)	Full Year 2013
Oil, including NGLs (Bbls)	17,500	-	18,500
Natural gas (Mcf)	24,000	-	30,000
Boe	21,500	-	23,500
% Oil, including NGLs (using midpoint of guidance)	80%

ESTIMATED MAJOR EXPENSES
Loe ($Mm)	150	-	160
G&A ($Mm)	25	-	27
Cash Interest ($Mm)	46	-	48
CAPITAL BUDGET		$300 Million
P&A BUDGET		$30 Million
ESTIMATED FREE CASH FLOW (midpt of estimates)		$125 Million

Conference Call Information

EPL has scheduled a conference call with a slide presentation for today, November 1, 2012 at 9:30 A.M. Central Time/10:30 A.M. Eastern Time, to review results for the third quarter of 2012. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 53361672.

The call will be available for replay beginning two hours after the call is completed through midnight of November 15, 2012. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers, the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 53361672.

The conference call and slide presentation will be accessible live for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call and presentation through the "Events & Webcasts" link in the Investor Relations section of the site. The Company has also posted the presentation materials that will accompany the conference call through the Company's website at www.eplweb.com on the homepage under "Latest Presentations", as well as in the Investor Relations section under "Latest Presentations".

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL "expects," "believes," "plans," "projects," "estimates" or "anticipates" will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL's common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL's filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Oil and natural gas	$ 86,645	$ 84,853	$ 284,666	$ 244,866
Other	23	31	68	97
	86,668	84,884	284,734	244,963

Costs and expenses:
Lease operating	24,995	19,266	62,067	52,505
Transportation	160	119	410	490
Exploration expenditures and dry hole costs	966	973	17,862	2,343
Impairments	498	5,523	6,206	19,197
Depreciation, depletion and amortization	27,106	26,496	78,932	73,081
Accretion of liability for asset retirement obligations	3,472	4,793	10,031	12,172
General and administrative	5,995	4,461	16,993	14,544
Taxes, other than on earnings	3,189	3,493	9,834	10,506
Other	998	4,108	4,616	6,140
Total costs and expenses	67,379	69,232	206,951	190,978

Income from operations	19,289	15,652	77,783	53,985
Other income (expense):
Interest income	40	37	128	64
Interest expense	(5,114)	(5,036)	(15,081)	(12,480)
Gain (loss) on derivative instruments	(22,108)	26,571	(11,865)	14,877
Loss on early extinguishment of debt	-	-	-	(2,377)
	(27,182)	21,572	(26,818)	84

Income (loss) before income taxes	(7,893)	37,224	50,965	54,069
Income tax benefit (expense):
Current	126	-	(174)	-
Deferred	5,520	(13,766)	(16,134)	(20,117)
Total income tax benefit (expense)	5,646	(13,766)	(16,308)	(20,117)

Net income (loss)	$ (2,247)	$ 23,458	$ 34,657	$ 33,952

Net income (loss), as reported	$ (2,247)	$ 23,458	$ 34,657	$ 33,952
Add back:
Unrealized loss (gain) due to the change in fair market value of derivative contracts	22,010	(28,059)	8,052	(31,122)
Impairments	498	5,523	6,206	19,197
Loss on early extinguishment of debt	-	-	-	2,377
Loss on abandonment activities	4	2,880	3,405	4,611
Deduct:
Income tax adjustment for above items	(8,239)	7,273	(6,465)	1,837

Adjusted Non-GAAP net income	$ 12,026	$ 11,075	$ 45,855	$ 30,852

EBITDAX Reconciliation:
Net income (loss), as reported	$ (2,247)	$ 23,458	$ 34,657	$ 33,952
Add back:
Income taxes	(5,646)	13,766	16,308	20,117
Net interest expense	5,074	4,999	14,953	12,416
Depreciation, depletion, amortization and accretion	30,578	31,289	88,963	85,253
Impairments	498	5,523	6,206	19,197
Loss on extinguishment of debt	-	-	-	2,377
Exploration expenditures and dry hole costs	966	973	17,862	2,343
Loss on abandonment activities	4	2,880	3,405	4,611
Less impact of:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	22,010	(28,059)	8,052	(31,122)

EBITDAX	$ 51,237	$ 54,829	$ 190,406	$ 149,144

Weighted average dilutive common shares outstanding	38,743	40,153	39,056	40,172

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company's ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$ (2,247)	23,458	34,657	33,952
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	27,106	26,496	78,932	73,081
Accretion of liability for asset retirement obligations	3,472	4,793	10,031	12,172
Unrealized loss (gain) on derivative contracts	22,010	(28,059)	8,052	(31,122)
Non-cash compensation	1,175	557	3,493	1,833
Deferred income taxes	(5,520)	13,766	16,134	20,117
Exploration expenditures	(76)	16	4,097	147
Impairments	498	5,523	6,206	19,197
Amortization of deferred financing costs and discount on debt	512	463	1,516	1,152
Loss on early extinguishment of debt	-	-	-	2,377
Other	4	2,880	3,405	4,611
Changes in operating assets and liabilities:
Trade accounts receivable	4,270	3,093	5,171	(6,430)
Other receivables	-	-	-	1,283
Prepaid expenses	2,242	(393)	4,062	(5,207)
Other assets	440	(849)	362	(862)
Accounts payable and accrued expenses	8,852	569	14,149	5,563
Other liabilities	(8,301)	(8,567)	(27,647)	(25,929)

Net cash provided by operating activities	$ 54,437	43,746	162,620	105,935

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	54,437	43,746	162,620	105,935
Changes in working capital	(7,503)	6,147	3,903	31,582
Non-cash exploration expenditures and impairments	(422)	(5,539)	(10,303)	(19,344)
Total exploration expenditures, dry hole costs and impairments	1,464	6,496	24,068	21,540
Discretionary cash flow	$ 47,976	50,850	180,288	139,713

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

EPL OIL & GAS, INC.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

PRODUCTION AND PRICING
Net Production (per day):
Crude Oil (Bbls)	8,466	7,753	8,923	7,377
Natural gas liquids (Bbls)	435	281	427	257
Oil (Bbls)	8,901	8,034	9,350	7,634
Natural gas (Mcf)	11,558	16,358	14,378	18,888
Total (Boe)	10,827	10,760	11,746	10,782
Average Sales Prices:
Crude Oil (Bbls)	$ 105.35	107.99	110.25	108.51
Natural gas liquids (Bbls)	35.03	57.83	43.27	55.26
Oil (Bbls)	101.91	106.23	107.19	106.71
Natural gas (per Mcf)	3.00	4.21	2.55	4.35
Average (per Boe)	86.98	85.72	88.44	83.19
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$ 82,051	77,023	269,568	218,525
Natural gas liquids	1,402	1,495	5,061	3,885
Oil	83,453	78,518	274,629	222,410
Natural gas	3,192	6,335	10,037	22,456
Total	86,645	84,853	284,666	244,866

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$ (0.11)	(2.01)	(1.49)	(7.79)
Natural gas (per Mcf)	(0.01)	-	-	-

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$ 25.09	19.46	19.28	17.84
Depreciation, depletion and amortization	27.21	26.76	24.52	24.83
Accretion expense	3.49	4.84	3.12	4.14
Taxes, other than on earnings	3.20	3.53	3.06	3.57
General and administrative	6.02	4.51	5.28	4.94

(1) The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

EPL OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	September 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$ 7,319	$ 80,128
Trade accounts receivable - net	29,273	31,817
Fair value of commodity derivative instruments	2,792	587
Prepaid expenses	6,984	11,046
Total current assets	46,368	123,578

Property and equipment	1,264,820	1,082,248
Less accumulated depreciation, depletion, amortization and impairments	(390,545)	(305,110)
Net property and equipment	874,275	777,138

Deposit for Hilcorp Acquisition	55,000	-
Restricted cash	6,023	6,023
Other assets	3,059	3,029
Fair value of commodity derivative instruments	699	-
Deferred financing costs --- net of accumulated amortization	4,487	5,452
	$ 989,911	$ 915,220
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 31,891	$ 25,393
Accrued expenses	73,425	58,538
Asset retirement obligations	24,496	25,578
Fair value of commodity derivative instruments	9,779	1,056
Deferred tax liabilities	332	2,823
Total current liabilities	139,923	113,388

Long-term debt	204,935	204,390
Asset retirement obligations	70,644	73,769
Deferred tax liabilities	50,274	31,775
Fair value of commodity derivative instruments	2,423	190
Other	1,156	663
	469,355	424,175
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at September 30, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,580,342 and 40,326,451 at September 30, 2012 and December 31, 2011, respectively; shares outstanding 39,089,591 and 39,404,106 at September 30, 2012 and December 31, 2011, respectively	40	40
Additional paid-in capital	509,041	505,235
Treasury stock, at cost, 1,490,751 and 922,345 shares at September 30, 2012 and December 31, 2011, respectively	(20,313)	(11,361)
Retained earnings (accumulated deficit)	31,788	(2,869)
Total stockholders' equity	520,556	491,045
	$ 989,911	$ 915,220
CONTACT: Investors/Media

         T.J. Thom, Chief Financial Officer
         504-799-1902
         tthom@eplweb.com